Exhibit 99.1

Nanosphere Announces First Quarter results

NORTHBROOK, IL - May 16, 2016 - Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the first quarter March 31, 2016.

Nanosphere achieved record revenues for the first quarter of 2016. Revenues for the first quarter of 2016 were $6.6 million, compared to $4.6 million for the first quarter of 2015. This 43% year-over-year revenue growth was driven predominantly by U.S. based microbiology laboratories continued adoption of our expanding infectious disease menu evidenced by a 55% growth rate in test consumables in the first quarter of 2016 as compared to the prior year period.

Gross margins for the first quarter of 2016 were 46.3%, and remained flat when compared to the prior year period due to depreciation expense of $0.25 million in 2016 related to leased evaluation equipment held at customer locations.
Research and development expenses in the first quarter of 2016 were $3.7 million, as compared to $3.6 million for the same period in 2015. Sales, general and administrative expenses in the first quarter of 2016 decreased to $4.9 million from $5.2 million during the same period in 2015. This reduction in expenses was due to the repeal of the medical device tax which reduced costs by $0.1 million, a decrease in equity compensation expense related to the reduction in fair value of options granted in recent years compared to prior years of $0.1 million, and a decrease in bad debt expense of $0.1 million.

Net loss for the first quarter of 2016 was $6.6 million compared with $7.5 million for the same period in 2015.

Cash at March 31, 2016 was $18.4 million, with $5 million of this being restricted cash. Cash used in operations during the first quarter of 2016 was $5.3 million, compared to $5.6 million for the same period in 2015, an improvement of $0.3 million.

On January 31, 2016, the company achieved both (i) trailing six month revenue of greater than $12,000,000 in a consecutive six month period, and (ii) greater than 100 cumulative new unit placements during a consecutive 12 month period after January 1, 2015, pursuant to which, on February 5, 2016, the Company was able to draw a second tranche under its term loan facility in the amount of $5 million and is included in our cash balance at March 31, 2016.

 About the Verigene® System
The Verigene System uses Nanosphere’s core proprietary gold nanoparticle chemistry to offer highly sensitive, highly specific molecular diagnostic results through low-cost multiplexing. The Verigene System rapidly and accurately detects infectious pathogens and drug resistance markers by targeting conserved genetic regions of a bacterium or virus. Currently, the multiplexed Verigene assays target infections of the blood, respiratory tract and gastrointestinal tract. The information gathered from Verigene test results enables clinicians to make informed patient treatment decisions more quickly, which may result in improved patient outcomes, reduced costs, optimized antibiotic therapy, and reduced spread of antibiotic resistance.
About Nanosphere, Inc.
Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene ® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at: http://www.nanosphere.us .
Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Farzana M. Moinuddin
Chief Accounting Officer
Nanosphere, Inc.
847-400-9000
fmoinuddin@nanosphere.us

Michael Rice
Founding Partner
LifeSci Advisors
646-597-6979
mrice@lifesciadvisors.com

Nanosphere, Inc.
Condensed Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Product sales	$6,589	$4,618
Total revenue	6,589	4,618
Costs and Expenses:
Cost of sales	3,540	2,486
Research and development	3,744	3,640
Sales, general, and administrative	4,911	5,226
Restructuring costs	—	513
Total costs and expenses	12,195	11,865
Loss from Operations	(5,606)	(7,247)
Other income (expense):
Interest expense	(971)	(287)
Other income	9	1
Total other expense	(962)	(286)
Net Loss and Comprehensive Loss	$(6,568)	$(7,533)

Deemed dividend on Series C convertible preferred stock, due to beneficial conversion feature	$(117)	$—
Loss Attributable to Common Shareholders	$(6,685)	$(7,533)

Net loss per common share - basic and diluted	$(0.55)	$(1.29)

Weighted average number of common shares outstanding - basic and diluted	12,114	5,842

Nanosphere, Inc.
Condensed Balance Sheets
(in thousands, except share and per share amounts)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$13,400	$15,107
Restricted cash	5,000	4,000
Accounts receivable - net of allowance for doubtful accounts	4,248	4,266
Inventories	5,831	6,061
Other current assets	588	403
Total Current Assets	29,067	29,837
Property and equipment - net of accumulated depreciation	8,899	8,895
Intangible Assets - net of accumulated amortization	1,744	1,823
Other Assets	75	75
Total Assets	$39,785	$40,630
LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities:
Accounts payable	$2,209	$1,769
Accrued compensation	1,377	1,628
Other current liabilities	3,355	3,313
Debt - net	20,552	15,340
Total Current Liabilities	27,493	22,050

Total Liabilities	27,493	22,050
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, $0.01 par value; 10,000,000 shares authorized;
Series C: 8,384.8, and 8,431.8 shares issued and outstanding as of March 31, 2016, and December 31, 2015, respectively	3,791	4,003
Common stock, $0.01 par value; 150,000,000 shares authorized; 12,270,248 shares and 11,570,248 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	123	116
Additional paid-in capital	467,443	466,958
Accumulated deficit	(459,065)	(452,497)
Total Stockholders’ Equity	12,292	18,580
Total Liabilities and Stockholders' Equity	$39,785	$40,630